EXHIBIT 5.1

Arnall Golden Gregory LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363-1031

Telephone: (404) 873-8500

Facsimile: (404) 873-8501

July 12, 2024

Catheter Precision, Inc.

1670 Highway 160 West, Suite 205

Fort Mill, SC 29708

(973) 691-2000

Re:	Registration Statement on Form S-8

Ladies/Gentlemen:

            This opinion is rendered in connection with the proposed issue and sale by Catheter Precision, Inc., a Delaware corporation (the “Company”), of (i) an additional two million shares of the Company’s common stock (the “ Plan Shares”) pursuant to the Catheter Precision, Inc. 2023 Equity Incentive Plan (the “Plan”) and (ii) 250,000 shares of the Company’s common stock pursuant to a non-plan stock option (the “Non-Plan Stock Option”) granted on May 1, 2024 (the “Non-Plan Shares”) upon the terms and conditions set forth in the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), the Plan, the Non-Plan Stock Option and the prospectuses related thereto, as applicable.  The Plan Shares and the Non-Plan Shares are referred to herein as the Shares.  We have acted as counsel for the Company in connection with the issuance and sale of the Shares by the Company.

            In rendering the opinion contained herein, we have relied in part upon examination of the Company’s corporate records, documents, certificates and other instruments and the examination of such questions of law as we have considered necessary or appropriate for the purpose of this opinion.  Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and will be legally issued, fully paid and non-assessable (a) when issued in the manner contemplated by the terms of the Plan or the Non-Plan Stock Option, as applicable, and pursuant to a current prospectus in conformity with the Act, and (b) upon receipt by the Company of payment therefor (assuming that such payment at all times exceeds the par value thereof).

            We consent to the filing of this opinion as an exhibit to the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely,
/s/ ARNALL GOLDEN GREGORY LLP
ARNALL GOLDEN GREGORY LLP